Exhibit 10.4

AGREEMENT OF SALE AND PURCHASE

CASSADY GATEWAY PARTNERS, LLC (SELLER)

&

DOC — 3100 PLAZA PROPERTIES BOULEVARD MOB, LLC (BUYER)

PROPERTY:                                                                     3100 PLAZA PROPERTIES BOULEVARD, COLUMBUS, OHIO

EFFECTIVE DATE:                          SEPTEMBER 8, 2014

TABLE OF CONTENTS

1.	Agreement to Sell and Purchase	1
2.	Purchase Price	2
3.	Intentionally Omitted	3
4.	Closing	3
5.	Title	3
6.	A. Seller Representations and Warranties	4
7.	Conditions of Buyer’s Obligations	10
8.	Possession	13
9.	Prorations and Charges	13
10.	Condemnation; Rezoning, Historic Designation	14
11.	Default by Buyer	15
12.	Default by Seller	15
13.	Risk of Loss	16
14.	Brokerage	16
15.	Operation of the Property Prior to and After Closing	17
16.	Notice	18
17.	Indemnities	19
18.	Further Assurances	19
19.	Tax Treatment of Transaction	19
20.	As-Is Condition	20
21.	Miscellaneous	22
22.	Disclosure	23
23.	Cooperation with S-X 3-14 Audit	23
24.	Execution	24

ii

AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made by and between CASSADY GATEWAY PARTNERS, LLC, an Ohio limited liability company (“Seller”), and DOC — 3100 PLAZA PROPERTIES BOULEVARD MOB, LLC, a Wisconsin limited liability company or its assignee or nominee (“Buyer”).  This Agreement is to be effective as of the date set forth on the cover page hereof (the “Effective Date”).

RECITALS:

A.                                    Zangmeister Center LLC, a Delaware limited liability company (the “Company”) is, or will be prior to Closing, the owner of the Property (as hereinafter defined).

B.                                    Seller is the record and beneficial owner of one hundred percent (100%) of the membership interests in the Company (the “Purchased Assets”).

C.                                    Seller desires to sell the Purchased Assets to Buyer, and Buyer desires to purchase the Purchased Assets from Seller, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                      Agreement to Sell and Purchase.(a)

(a)                                 For purposes of this Agreement, “Property” shall mean and include the following:

(i)                                     That certain real property known as The Mark H. Zangmeister Cancer Center located at 3100 Plaza Properties Boulevard, Columbus, Ohio, and legally described in Exhibit A attached hereto, including, without limitation, the land, buildings, improvements, fixtures (including, without limitation, the sprinkling, plumbing, heating, cooling, ventilating, air conditioning, electrical, lighting and other systems), easements and all other right, title and interest appurtenant and otherwise relating thereto, (collectively, the “Real Property”);

(ii)                                  All personal property attached to or located on or used in connection with the operation of the Real Property and owned by the Company, including, without limitation, furniture, furnishings, fittings, appliances, machinery and equipment, building materials, operating inventories and supplies; all of which are listed on Schedule 1(a)(ii) attached hereto (collectively, the “Personal Property”);

(iii)                               All leases, contracts and other agreements incident to the operation of the business conducted on the Real Property, including, without limitation, management contracts, on-site maintenance contracts, janitorial contracts, and leasing commission agreements; all of which are listed on Schedule 1(a)(iii) attached hereto (collectively, the “Contract Rights”);

(iv)                              All financial and other books and records maintained in connection with the operation of the Real Property, all preliminary, final and proposed building plans and specifications relating to the Real Property, and all surveys, structural reviews, grading plans, topographical maps, architectural drawings and engineering, soils, seismic, geologic, environmental, and architectural reports, studies, certificates, and similar documents relating to the Real Property, all of which are listed on Schedule 1(a)(iv) attached hereto (collectively, the “Records and Plans”);

(v)                                 All guarantees and warranties relating to the Property and the fixtures and equipment located therein, all of which are listed on Schedule 1(a)(v) attached hereto (collectively, the “Warranties”); and

(vi)                              All trade names, licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps, and entitlements issued, approved or granted by governmental or quasi-governmental entities or otherwise relating to the Property, and any and all development rights and other intangible rights, titles, interests, privileges, and appurtenances owned by the Company and in any way relating to or used in connection with the Property and/or the operation of the business conducted on the Real Property, all of which are listed on Schedule 1(a)(vi) attached hereto (collectively, the “Licenses and Permits”).

(b)                                 Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Purchased Assets, free and clear of all liens, encumbrances, security interests, prior assignments or conveyances, conditions, restrictions, claims, and other matters affecting title thereto.

(c)                                  Buyer and Seller acknowledge that an affiliate of Buyer and an affiliate of the Managing Member of Seller have entered into a Purchase and Sale Agreement of even date herewith for the purchase of all of the right title and interest of Southern Point Medical, LLC in Southern Point, LLC, which owns certain real property located at 9085 Southern Street, Orient, Ohio (the “Related Purchase Agreement”).  In the event of a termination of this Agreement for any reason, either party may terminate the Related Purchase Agreement by serving written notice of termination upon the other party.  Similarly, in the event of a termination of the Related Purchase Agreement for any reason, either party may terminate this Agreement by serving written notice of termination upon the other party.  Upon termination as provided hereunder or thereunder, the Deposit together with accrued interest will be refunded to Buyer and thereupon neither party will have any further obligations to the other except as expressly provided herein.

2.                                      Purchase Price.  The purchase price for the Purchased Assets is Thirty-Six Million Six Hundred Thousand and 00/100 Dollars ($36,600,000.00) (the “Purchase Price”), payable as follows:

(a)                                 Four Hundred Thousand and 00/100 Dollars ($400,000.00) (the “Deposit”) by wire transfer payable to First American Title Insurance Company (“Escrow Agent”), which sum shall be delivered to Escrow Agent within three (3) business days following the Effective Date.  The Deposit shall be held in an interest bearing, federally insured account, by Escrow Agent in accordance with the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”) and this Agreement pending consummation of this transaction.  Any interest earned on the Deposit shall be paid to Buyer unless Seller shall be entitled to the Deposit by reason of a default by Buyer, in which case such interest shall be paid to Seller.  Upon expiration of the Due Diligence Period, if Buyer has not terminated this Agreement as provided herein, the Deposit shall become nonrefundable except in the event of a Seller default.  Buyer’s

Federal Tax I.D. Number is 80-0941870; Seller’s Federal Tax I.D. Number is 20-2486274.

(b)                                 The balance of the Purchase Price (the Purchase Price minus the Deposit), subject to adjustments pursuant to this Agreement, including, but not limited to, those adjustments set forth in Section 8 of this Agreement, shall be paid to Seller at Closing (as defined below) in cash by wire transfer of immediately available federal funds.

3.                                      Intentionally Omitted.

4.                                      Closing.  Closing shall be held on the date that is fifteen (15) days after the later of (i) expiration date of the Due Diligence Period (as defined below) (the “Closing Date”), or on such earlier date as Buyer shall designate by at least five (5) days advance written notice to Seller.  Closing shall be an escrow closing with the Title Company (as defined below) acting as the closing escrow agent (“Closing”). It is agreed that the time of Closing and the obligation of Seller to deliver the Purchased Assets to Buyer at Closing are of the essence of this Agreement.  Notwithstanding anything to the contrary contained herein, upon written notice to Seller, Buyer, in its sole discretion, shall have the right to extend the Closing Date for up to an additional thirty (30) days by payment to Seller at the time of such extension of the sum of $1,000 for each day that Buyer elects to extend the Closing Date, which $1,000 per day payment shall be non-refundable, but shall be a credit against the Purchase Price.

5.                                      Title.  Within five (5) days after the Effective Date, Buyer shall order a title insurance commitment prepared in accordance with all of the terms and conditions of this Agreement (the “Title Commitment”), a copy of which shall be provided to Seller immediately upon receipt.

(a)                                 The Title Commitment shall be prepared in accordance with the current ALTA Form, issued by First American Title Insurance Company — Milwaukee Office acceptable to Buyer (the “Title Company”), agreeing to issue an ALTA owner’s title insurance policy to Buyer and an ALTA Lender’s title insurance policy issued to Buyer’s lender(s), if applicable, in the amount of the Purchase Price insuring title to the Real Property to be in the condition called for by this Agreement and containing a “fifty-year chain-of-title search,” a zoning endorsement on ALTA Form 3.1 (with parking), a survey endorsement insuring that the survey accurately depicts the Real Property (including boundaries, improvements, easements and encroachments), a contiguity endorsement, an access endorsement, an endorsement for “gap coverage,” a location endorsement and an owner’s comprehensive endorsement, a utility facilities endorsement, and a tax parcel endorsement, in the case of all such endorsements, only to the extent same are available for issuance in the State of Ohio.  Buyer shall cause the Title Company at or prior to Closing to down date the Title Commitment to the date and time of the Closing and provide a “title mark-up” showing the final form of the title insurance policy (including the above referenced endorsements) to be issued, which mark-up shall obligate the Title Company to issue the final title insurance policy in such form.  The title mark-up and final title insurance policy shall be free from the standard requirements and exceptions and shall be subject only to liens, encumbrances or exceptions specifically approved by Buyer (the “Permitted Exceptions”). A written statement of the obligee of the amount of any lien or encumbrance to be discharged by Seller shall be provided by Seller within ten (10) days after the title evidence is furnished to Buyer. The premium for the title policy and any fees for endorsements or other services provided by the Title Company (including the mortgagee policy, if any) shall be paid by Buyer on or before Closing.

(b)                                 Title Defects. Within ten (10) days of Buyer’s receipt of the latter of the Title Commitment or the Survey (as defined in Section 7(g) below), and in any event within twenty (20) days after the Effective Date,  Buyer shall object in writing to any condition of title or survey not satisfactory to Buyer, in Buyer’s sole discretion (hereinafter referred to as a “Title Defect”). If any objection is made, Seller shall advise Buyer in writing within five (5) days after receipt of Buyer’s written notice of Title Defects whether Seller will remove or cause to be removed any such Title Defect. If Seller does not elect to remove or cause to be removed any such Title Defect, Buyer shall notify Seller no later than the end of the Due Diligence Period whether Buyer will proceed to Closing notwithstanding the existence of such Title Defect that will not be removed. If Seller elects to remove or cause to be removed any such Title Defect, Seller shall have until Closing in which to exercise its best efforts to correct such Title Defect.  Seller’s best efforts requirement in this Section shall, without limitation, obligate Seller to cure any and all Title Defects of an ascertainable monetary value.  If Seller advised Buyer as above provided that Seller will not remove or cause to be removed any Title Defect or the Title Defect cannot be corrected prior to Closing despite Seller’s best efforts, or as otherwise extended by agreement of Buyer and Seller, Buyer may, at its option, (a) declare this Agreement null and void and as a result the Escrow Agent shall return the Deposit together with all accrued interest forthwith to Buyer or (b) elect to accept such title as Seller is able to convey and proceed to Closing, without adjustment of the Purchase Price.

(c)                                  At the Closing, all of the Personal Property shall be free of all liens and encumbrances.  Buyer shall, at Buyer’s sole cost and expense, at least three (3) days prior to Closing, obtain documentation from Uniform Commercial Code (“U.C.C.”) searches confirming that there are no U.C.C. filings against Seller which would be a lien on the Property, including the Personal Property, involved in this transaction. The searches must be dated within fifteen (15) days prior to Closing.

6.                                      A.  Seller Representations and Warranties.  Seller represents and warrants that all of Seller’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Seller acknowledges that the representations and warranties made in this Agreement by Seller are a material inducement to Buyer’s entering into this Agreement and purchasing the Purchased Assets, and that Buyer is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Buyer. Seller agrees to indemnify Buyer for any loss or damage, including, without limitation thereto, reasonable attorney’s fees and court costs, occurring as a result of the breach of any representation, warranty or covenant of Seller herein. All representations, warranties and covenants made by Seller in this Agreement that are stated to be “to the knowledge of Seller” or similar terms shall mean and be restricted to the actual knowledge of Denny Freudeman, the principal of the Managing Member of Seller; provided, however, that Mr. Freudeman shall have no personal liability hereunder in connection with any such representation, warranty or covenant.  Seller hereby represents and warrants that Mr. Freudeman is the person most knowledgeable regarding, and is primarily responsible for, the management, condition, and disposition of the Property.  All of Seller’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein for a period of twelve (12) months after the Closing Date (the “Survival Date”), at which time such representations and warranties shall lapse and be of no further force or effect, except with respect to any such representation or warranty to which Buyer has submitted to Seller in writing a valid claim hereunder prior to the Survival Date, in which event, any such representation or warranty (and no other) shall survive until such time as Buyer and Seller have settled the dispute pertaining to any such representation or warranty. Seller agrees to indemnify Buyer for any loss or damage, including, without limitation thereto, reasonable attorney’s fees and court costs, occurring as a result of the breach of any representation, warranty or covenant of Seller herein; provided, however that, except for claims related to fraud, any such loss or damage, either individually or in the aggregate with other claimed loss or damage, must exceed the sum of $25,000 before Buyer shall be permitted to make any claim hereunder, and in any event, the maximum liability of Seller hereunder for all claimed loss or damage shall not exceed $1,000,000 in the aggregate.  Based on the foregoing, Seller hereby represents, warrants and covenants to Buyer as follows:

(a)                                 Seller and the Company have each been duly formed and each are validly existing as a limited liability company in good standing in the state of their organization, with the requisite limited liability company power and authority to own, lease and operate their assets, conduct their businesses, and perform their obligations under this Agreement.  Seller and the Company are duly qualified to transact business and are in good standing under the laws of the jurisdiction in which they own or lease assets, or conduct any business, to the extent that such qualification is required under the laws of such jurisdiction.  Seller has provided Buyer with true and correct copies of the operating agreement and any amendments thereto, of the Company.  Such agreement is in full force and effect as of the date hereof.  Seller and the Company have performed all of their obligations under their respective operating agreements.

(b)                                 Seller has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of Seller and the members of Seller.  This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale of the Purchased Assets to Buyer, constitutes or will constitute a violation or breach of the operating agreement of Seller or the Company, as the same may have been amended from time to time, or of any agreement, instrument, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Seller, the Purchased Assets, the Company, or the Property.

(d)                                 The Purchased Assets constitute all of the issued and outstanding membership interests in the Company, and Seller is the sole owner of the Purchased Assets, free and clear of all liens and encumbrances.  The Purchased Assets are fully paid and nonassessable, have been issued in compliance with all applicable laws, and, except as set forth in Exhibit C are not subject to or in violation of any option to purchase or right of first refusal, nor are there any agreements or understandings between Seller or the Company and any other person or entity with respect to the disposition of the same.  There are no obligations, contingent or otherwise, of Seller or the Company to issue, repurchase, redeem or otherwise acquire, as applicable, any membership interests in the Company.  Following the Closing, Buyer will be the lawful owner of the Purchased Assets, free and clear of all liens and encumbrances, other than arising from Buyer’s acts.

(e)                                  Prior to Closing, the Company will hold fee simple title to the Real Property and good title to the Personal Property, free and clear of all liens and encumbrances, except such liens and encumbrances as disclosed in the Title Commitment. Except as otherwise disclosed in Exhibit C hereto, the Property is not subject to any option to purchase or right of first refusal, nor are there any agreements or understandings between Seller or the Company and any other person or entity with respect to the disposition of the same.  The Property constitutes the only assets of the Company.

(f)                                   As of the Effective Date, there is no litigation or proceeding, either judicial or administrative, pending or threatened, affecting Seller’s ability to consummate the transactions contemplated hereby.  As of the Effective Date, there is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting Seller, the Purchased Assets, the Company, or the Property.

(g)                                  There are no management, employment, service, equipment, supply, maintenance, water, sewer or other utility or concession agreements or agreements with municipalities (including improvement or development escrows or bonds) with respect to or affecting the Property which will burden the Property, the Company, or Buyer after Closing in any manner whatsoever, except for instruments of record and except for the Contract Rights.  With respect to the Contract Rights listed on Schedule 1(a)(iii) attached hereto, as of the Effective Date, each of the Contract Rights is valid and subsisting and in full force and effect and has not been further amended, modified or supplemented, and the parties thereto are not in default thereunder.  As of the Effective Date, no party has asserted any claim against Seller or the Company under such Contract Rights, and no notice of default or breach on the part of the Seller or the Company under any of the Contract Rights has been received by Seller or the Company or any of their respective agents.

(h)                                 As of the Effective Date, Seller has no knowledge of, and neither Seller nor the Company have received notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, the Americans with Disabilities Act and any applicable environmental laws or regulations.  As of the Effective Date, there is no action, suit or proceeding pending or threatened against or affecting Seller, the Company, the Purchased Assets, or the Property, or any portion thereof, or relating to or arising out of the ownership of the Purchased Assets or the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(i)                                     As of the Effective Date, to Seller’s knowledge, no assessments or charges of any kind or nature (deferred or otherwise) for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and as of the Effective Date, Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property.  As of the Effective Date, neither Seller nor the Company has incurred any obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property, and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Closing.

(j)                                    As of the Effective Date, to Seller’s knowledge, there is no defective condition, structural or otherwise, in the buildings or other improvements on the Real Property, or in the buildings’ roof, heating, ventilating, air conditioning, mechanical, plumbing, electrical systems and equipment, and other building systems and equipment are in good condition and working order and adequate in quantity and quality for the comfortable and normal operation of the Property.  Any defective condition of which Seller gains knowledge after the Effective Date shall be disclosed to Buyer promptly.

(k)                                 Seller warrants, represents and covenants that to Seller’s actual knowledge, without independent inquiry or analysis: (i) there has been no disposal, burial or placement of Hazardous Substances (as defined below) on or about the Property; (ii) the Property, the Company, and Seller are not in violation of any Environmental Laws (as defined below), and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property, or on or under any lands in the vicinity of the Property; (iv) there are no storage tanks on or under the Property; (v) environmental conditions associated with the Property are in compliance with all Environmental Laws; and (vi) Seller has disclosed to Buyer all information in Seller’s or the Company’s possession relating to the environmental condition of the Property.  Neither Seller nor the Company has received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller or the Company for contribution to clean up such condition.

For purposes of this Agreement, the term “Environmental Law(s)” shall mean all federal, state and local laws including statutes, regulations, codes and other governmental standards, restrictions, rulings, judgments, orders and requirements in effect now or at any time in the future or past relating to the use, storage, disposal, release, emission, dispersal, spilling, leaking, burial, migration, seepage, movement, discharge, management, investigation, remediation, monitoring, regulation relating to air pollutants, water pollutants, process wastewater, solid or hazardous waste, chemicals, gases, vapors, water pollutants, groundwater, effluents, stormwater runoff, surface water runoff, the environment, Hazardous Substances or employee health and safety, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Hazardous Materials Transportation Act, the Toxic Substance

Control Act, the Occupational Safety and Health Act of 1970 (all as the same may have been amended), regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, and regulations of any state department of natural resources or state environmental protection agency.

For purposes of this Agreement, the term “Hazardous Substance(s)” shall mean all hazardous, toxic, flammable, explosive or radioactive substances, wastes and materials; any pollutants or contaminants (including, but not limited to, petroleum products, asbestos, raw materials and natural substances that include hazardous constituents); and any other similar substances or materials that are regulated under Environmental Laws

(l)                                     There are no existing leases, whether oral or written, agreements of sale, options, rights of first refusal, rights of first offer, tenancies, licenses or any other claims to possession or use affecting the Property, except as listed in Exhibit C attached hereto.  Exhibit C lists all: (i) leases and subleases for any portion of the Property and all assignments, amendments and any other writings related thereto in effect on the Effective Date (the “Leases”); and (ii) guarantees with respect to the Leases in effect on the Effective Date (the “Guarantees”).  As of the Effective Date, each of the Leases and Guarantees is valid and subsisting and in full force and effect and has not been further amended, modified or supplemented, and the tenant thereunder is in actual possession in the normal course and the tenant is not in default thereunder.  As of the Effective Date, no tenant has asserted any claim of which Seller or the Company has notice which would in any way affect the collection of rent from such tenant, and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or the Company or any of their respective agents from the tenant thereunder.  All painting, repairs, alterations and other work required to be performed thereunder, have been or will, prior to Closing, be fully performed and paid for in full by Seller or the Company.

(m)                             The rents set forth in Exhibit C are the actual rents, income and charges presently being collected by the Company.  No tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month.  None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except to the extent, if any, that Seller or the Company has made collateral assignments of rents and leases to the holder of a mortgage on the Property.  No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit C hereto, if any.

(n)                                 No brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any expansions or renewals thereof.

(o)                                 The statement of income and expenses attached hereto as Exhibit D is true and correct, accurately reflecting the income and expenses for operating the Property for the year-to-date and the three (3) calendar years preceding the Effective Date.  The Company does not have any material liabilities other than those liabilities that are reflected on its balance sheet as  of June 30, 2014, a true and correct copy of which is attached hereto as Exhibit D.

(p)                                 As of the Effective Date, there are no pending or, to Seller’s knowledge,

threatened condemnation or eminent domain proceedings affecting the Property or any portion thereof, and there are no proposed actions by any governmental agencies or authorities which have or may create a lien upon the Property or any portion thereof.

(q)                                 As of the Effective Date, to Seller’s knowledge, the Property is in full compliance with all federal, state, county, municipal or other government standards, laws, ordinances, statutes, regulations and requirements. As of the Effective Date, to Seller’s knowledge, the Property is in full compliance with all applicable private restrictions, covenants, rules, standards and requirements. No approvals from, or filings or recordings with, any person or entity are required to create, subdivide or separate the Real Property from any other parcel of land.

(r)                                    All licenses, permits, and other governmental approvals necessary for the operation of the Property and the business conducted thereon have been obtained, are currently in force, and will be maintained in full force and effect by Seller and the Company until Closing.

(s)                                   All work performed or materials furnished for Property have been fully paid for, Seller shall deliver an affidavit of Seller and the Company to that effect to the Title Company at Closing, and Seller shall provide Buyer with appropriate, full and complete lien waivers from any and all contractors, sub-contractors, laborers or materialmen furnishing labor or material for the improvement of the Real Property during the six months (or other applicable period for the filing of liens) preceding the date of Closing.

6.     B. Buyer Representations and Warranties.  Buyer represents and warrants that all of Buyer’s representations and warranties relating to this Agreement are true, correct and complete as of the Effective Date of this Agreement and shall be deemed reaffirmed as true, correct and complete as of Closing. Buyer acknowledges that the representations and warranties made in this Agreement by Buyer are a material inducement to Seller’s entering into this Agreement and selling the Purchased Assets, and that Seller is entitled to rely upon these representations and warranties despite any and all investigation undertaken by Seller. All of Buyer’s representations and warranties relating to this Agreement shall survive the Closing of the transactions contemplated herein until the Survival Date, at which time such representations and warranties shall lapse and be of no further force or effect, except with respect to any such representation or warranty to which Seller has submitted to Buyer in writing a valid claim hereunder prior to the Survival Date, in which event, any such representation or warranty (and no other) shall survive until such time as Buyer and Seller have settled the dispute pertaining to any such representation or warranty. Buyer agrees to indemnify Seller for any loss or damage, including, without limitation thereto, reasonable attorney’s fees and court costs, occurring as a result of the breach of any representation, warranty or covenant of Buyer herein; provided, however that, except for claims related to fraud, any such loss or damage, either individually or in the aggregate with other claimed loss or damage, must exceed the sum of $25,000 before Seller shall be permitted to make any claim hereunder, and in any event, the maximum liability of Buyer hereunder for all claimed loss or damage shall not exceed $1,000,000 in the aggregate.  Based on the foregoing, Buyer hereby represents, warrants and covenants to Seller as follows:

(a)                                 Buyer has been duly formed and is validly existing as a limited partnership in good standing in the state of its organization, with the requisite limited partnership power and authority to own, lease and operate its assets, conduct its business, and perform its obligations under this Agreement.  Buyer is duly qualified to transact business and is in good standing under the laws of the jurisdiction in which it owns or leases assets, or conducts any business, to the extent that such qualification is required under the laws of such jurisdiction.

(b)                                 Buyer has the requisite limited partnership power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of Buyer and the partners of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Buyer, nor the consummation of the purchase of the Purchased Assets by Buyer, constitutes or will constitute a violation or breach of the operating agreement of Buyer, as the same may have been amended from time to time, or of any agreement, instrument, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to Buyer.

7.                                      Conditions of Buyer’s Obligations.  For the purposes of this Agreement “Due Diligence Period” shall mean the thirty (30) day period from and after the Effective Date.  The obligation of Buyer under this Agreement to purchase the Purchased Assets from Seller is contingent on the satisfaction of the following conditions within each condition’s respective time-period (any one of which may be waived in whole or in part by Buyer within each condition’s time period):

(a)                                 At Closing, all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all respects as though such representations and warranties were made at and as of Closing, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement.

(b)                                 Within the Due Diligence Period, Buyer reviewing and verifying that the Leases are in every respect acceptable to Buyer, including, without limitation, that the Leases are triple net leases, represent one hundred percent (100%) of the leaseable square footage of the Real Property, and that the net income from the Property is at least Two Million Five Hundred Fifty-Four Thousand Seventy-One and 00/100 Dollars ($2,554,071.00).

(c)                                  Within the Due Diligence Period, Seller shall deliver to Buyer a duly executed original of a certificate from each tenant under the Leases in the form attached hereto as Exhibit E (“Estoppel Certificate”).  If the Leases are not acceptable to Buyer, or if the Estoppel Certificates have not been delivered to Buyer in the required form or in a form otherwise acceptable to Buyer within the aforesaid time period, then Buyer, at its option, may terminate this Agreement by delivering notice of such termination to Seller, and in such event the Deposit and all accrued interest shall be returned to Buyer, and this Agreement thereupon shall become void and there shall be no further obligations or liability on any of the parties hereto.  Seller’s failure to deliver the Estoppel Certificates required hereunder shall not constitute a default by Seller of its obligations under this Agreement.

(d)                                 Within the Due Diligence Period, Buyer verifying that the Property (including the Contract Rights, Records and Plans, Warranties and Licenses and Permits) is in every respect acceptable to Buyer in its sole discretion, based on an investigation and review by Buyer, its agents and contractors of the Property, all information that is required to be provided to Buyer by Seller pursuant to this Agreement, and all information that is available to Buyer relating to the Property and the transactions contemplated herein, including, but not limited to, the Disclosure Materials (as defined below).  Notwithstanding anything to the contrary contained herein, if Buyer proceeds to Closing hereunder, all Contract Rights shall be assigned to Buyer at Closing and Buyer shall honor all such Contract Rights in accordance with their respective terms.  This contingency shall also include, without limitation, Buyer obtaining, at Buyer’s expense, a physical inspection of the Property, which discloses no “Defects,” as that term is defined herein. For purposes of this Agreement, a “Defect” is defined as a condition or conditions, or evidence of a condition or conditions, that has the potential to: (i) impair the health or safety of occupants of the Property; (ii) result in the violation of any applicable public or private law, standard or covenant; or (iii) cost, in the aggregate, an amount in excess of $25,000 to repair, correct, or remediate.

(e)                                  Within the Due Diligence Period, Buyer obtaining, at Buyer’s expense, written environmental assessments and/or evaluations of the Property (including “Phase I” assessments and, if Buyer deems necessary, “Phase II” assessments, including laboratory testing of soil, water and other substances (provided that any such Phase II assessment shall be performed only with the prior written consent of Seller as to scope and timing) from qualified environmental consultants of Buyer’s choice, confirming that: (i) the Property complies with all Environmental Laws; (ii) there are no liabilities (potential, contingent or otherwise) affecting the Property arising under any Environmental Laws; (iii) there are no underground or aboveground storage tanks, associated pipes or equipment located on or at the Real Property; (iv) there are no Hazardous Substances on, under, at, in or migrating to or from the Real Property; (v) no portion of the Real Property has been designated as wetland, shoreland, floodplain or conservancy land; (vi) no portion of the Real Property has been filled; and (viii) the Property is not affected in any manner or degree by a “recognized environmental condition” (as that phrase is defined by the most recent American Society for Testing and Materials practice standards).

(f)                                   Within the Due Diligence Period, Buyer verifying to Buyer’s satisfaction that all applicable public and private laws, rules, standards, covenants and requirements, including, without limitation, all zoning, subdivision, building and use restrictions and all easements and matters of record, allow the conveyance of the Purchased Assets from Seller to Buyer, and are consistent with Buyer’s Intended Use; Buyer obtaining or verifying during the Due Diligence Period to Buyer’s satisfaction that Buyer and/or the Company will be able to obtain, all public and private permits, certificates and other approvals, consents and all variances, exemptions, waivers, zoning changes and land divisions required for the sale of the Purchased Assets from Seller to Buyer, and Buyer’s Intended Use. The term “Buyer’s Intended Use” shall mean and include, without limitation, medical and other healthcare related uses.

(g)                                  Within fifteen (15) days after the Effective Date, Buyer obtaining a current ALTA survey of the Property (the “Survey”) at Buyer’s expense, that: (i) is satisfactory to Buyer in all respects (in Buyer’s sole discretion); (ii) is prepared by a licensed, insured and qualified surveyor selected by Buyer; (iii) is certified to the Company, Seller, Buyer, Buyer’s lender(s) (if any) and the applicable title company; (iv) includes all Table A requirements, except Item 5 of

Table A; (v) shows and discloses no encroachments onto the Property or over the boundaries of the Property, and no easements or other matters that would affect Buyer’s Intended Use of the Property; and (vi) is sufficient to remove the standard title exceptions relating to surveys without adding any new exceptions.  In addition, the Survey shall locate all public utilities, water courses, drains, sewers and roads (including vacated streets and alleys) crossing or adjacent to the Property, and contain a acceptable certification by the surveyor

(h)                                 Within ten (10) business days of the Effective Date, Seller shall deliver to Buyer the items listed on Schedule 7(h) attached hereto and incorporated by reference herein that are in Seller’s or the Company’s possession or control (the “Disclosure Materials”).

(i)                                     At Closing, Seller shall deliver to Buyer duly executed originals of the following:

(i)                                     An assignment in a form satisfactory to Buyer granting and conveying to Buyer good and indefeasible title to the Purchased Assets, free and clear of all liens and encumbrances, duly executed by Seller.

(ii)                                  Consents of the parties to the Leases and pursuant to the Contract Rights, Licenses and Permits, if required and as necessary in connection with the transactions contemplated under this Agreement.

(iii)                               A Non-foreign Person Certification in the form attached hereto as Exhibit F, as required under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”).

(iv)                              A certificate certifying that the representations and warranties of Seller, as set forth in this Agreement, are true and correct in all respects as of the Closing.

(v)                                 Notwithstanding anything to the contrary in this Agreement, Seller shall provide Buyer original and complete waivers of any and all existing rights of first refusal, rights of first offer, options to purchase, or any other similar rights (including, but not limited to, any and all consents), executed by the necessary parties, so that Seller is able to consummate the transactions contemplated by this Agreement unencumbered by such rights.

(vi)                              Originals of the following instruments, documents and other items (or true and complete copies if originals are unavailable):

(1)                                 all certificates of occupancy (and any required governmental approvals in connection with the transfer of the Property), licenses, plans, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Property;

(2)                                 the Leases and the Guarantees;

(3)                                 the Estoppel Certificates;

(4)                                 all building records in the possession or control of Seller or the Company with respect to the Property;

(5)                                 each bill of current real estate taxes, sewer charges and assessments, water charges and other utilities, together with proof of payment thereof (to the extent same have been paid);

(6)                                 the Warranties;

(7)                                 all keys and combinations to locks at the Property, all plans, specifications, site plans, equipment manuals, technical data and other documentation relating to the building systems, equipment and any other personal property forming part of the Property or any portion thereof in the possession of Seller, the Company, or any property manager(s);

(8)                                 an affidavit of title in favor of Buyer and Buyer’s title insurer, together with such other affidavits as are required by Buyer’s title insurer, in each case in the forms commonly used by title insurance companies in Central Ohio;

(9)                                 the Closing Statement; and

(10)                          such other documents as may be reasonably required to consummate this transaction in accordance with this Agreement.

Unless all of the foregoing conditions contained in this Section 7 are satisfied and completed within each condition’s applicable time period, or if no time period is specified, prior to or at Closing, Buyer, at its election (in its sole discretion), may, either:  (i) terminate this Agreement and have the Deposit refunded together with accrued interest as Buyer’s sole and exclusive remedy; or (ii) waive in writing the satisfaction of any such condition or conditions, in which event this Agreement shall be read as if such condition or conditions no longer existed.

Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have the right to terminate this Agreement for any reason or no reason whatsoever, in Buyer’s sole and absolute discretion, upon written notice to Seller on or before the expiration of the Due Diligence Period, and thereupon this Agreement shall terminate, the Deposit together with accrued interest shall be refunded to Buyer, and neither party shall have any further rights or obligations hereunder, except as expressly provided herein.

8.                                      Possession.  Possession of the Property shall be given to Buyer at Closing unoccupied and free of any leases except the Leases (and subject only to any tenants’ rights under the Leases).

9.                                      Prorations and Charges.

(a)                                 There shall be no proration at Closing or at any time thereafter of real estate taxes, personal property taxes or assessments pertaining to the Property; provided, however, in the event all or any portion of such real estate taxes, personal property taxes and/or assessments are not pass-through charges under the Leases or are not fully payable by the tenants under such Leases, then such portion of real estate taxes, personal property taxes and/or assessments shall be prorated at Closing (e.g., the Property is not 100% leased and therefore, Seller and/or the Company is obligated to pay a portion of such taxes).

(b)                                 All rents and pass-through charges collected to date under the Leases shall be prorated through the day before Closing. In the event any such rents and pass-through charges are not paid current as of the Closing, from and after Closing, all such rents and pass-through charges received from and after Closing shall be allocated first to rents and pass-through charges currently due and payable and then to past due rents and pass-through charges, with the party receiving any such rents, promptly paying over the same to the party to whom due. Seller shall retain the right to seek payment of past due rents and pass-through charges under Leases after Closing, but Seller shall have no right to seek lease terminations or evictions.  In the event there are any expenses attributable to the Seller, the Company and/or the Property that are not pass-through charges under the Leases or any such expenses that are not fully payable by the tenants under such Leases, then such expenses shall be prorated at Closing.

(c)                                  To the extent any utility charges, including, but not limited to, sewer, water, electricity, gas, telephone and other private and municipal charges in the nature of utilities (collectively, “Utility Charges”) are not paid directly by tenants of the Property, Seller shall be responsible for obtaining all necessary billing information for the Utility Charges in order to accurately reflect the same on the Closing Statement.  Income derived from the Property that is earned as of the day of Closing shall accrue to the benefit of Buyer.

(d)                                 Buyer shall be responsible for the payment of all title fees and premiums associated with the Title Policy (including the mortgagee policy, if any).  All other closing expenses shall be allocated between the parties in the customary manner for sales of real property in the locality where the Property is located. Each party is responsible for paying its own respective attorneys’ fees incurred in negotiating, preparing and closing the transaction contemplated by this Agreement.

(e)                                  All rights, privileges, income, rents, liabilities, obligations, expenses and costs relating to a deemed assignment and transfer of the Contract Rights, Records and Plans, Warranties and Licenses and Permits as a result of the transactions contemplated by this Agreement shall be paid by Seller at Closing.

(f)                                   Any and all other normal, on-going operating expenses attributable to the Seller, the Company and/or the Property that are not included in the pass-through charges to tenants of the Property shall be prorated between the parties through the day before Closing.

(g)                                  Prior to December 31, 2014, Buyer and Seller shall reconcile all of the foregoing payments and prorations based on actual bills or invoices received after the Closing, but only if the prorations or payments were based on an estimate and not actual current bills or invoices. Any party owing to the other party any amount ascertained by the required reconciliations shall promptly, but in no event later than fifteen (15) business days after the date of the applicable reconciliation, pay the other party  such amount.  The obligations set forth in this Section 9(g) shall survive Closing until December 31, 2014.

As applicable, all of the foregoing items set forth in this Section 9, unless otherwise expressly stated, shall be prorated between the parties as of midnight of the day before Closing.

10.                               Condemnation; Rezoning, Historic Designation.  Seller represents and warrants that neither Seller nor the Company has heretofore received any notice of any eminent domain or condemnation proceeding in connection with the Property.  If prior to Closing any such eminent domain or condemnation proceeding is commenced or any change is made, or proposed to be made to: (i) any material portion or all of the Property; (ii) the current means of ingress and egress to the Property; or (iii) to the roads or driveways adjoining the Property, Seller agrees immediately to notify Buyer in writing thereof.  Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller prior to Closing.  If Buyer elects to terminate this Agreement pursuant to the terms set forth in this Section 10, the Deposit shall be immediately returned to Buyer together with all accrued interest, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void, except as otherwise provided herein.   If Buyer does not so terminate this Agreement, Buyer shall proceed to Closing hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement, and Seller shall assign to Buyer all of its right, title and interest in and to any compensation for such condemnation.  Seller shall not negotiate or settle any claims for compensation prior to Closing or termination of this Agreement, and Buyer shall have the sole right (in the name of Buyer, Seller, the Company, or any combination thereof) to negotiate for, to agree to, and to contest all offers and awards so long as Buyer has not terminated this Agreement.

If, prior to closing, there is a designation of the Real Property (and/or any improvement located thereon) or any portion thereof as a historic structure or other historic designation, or is threatened, commenced or finalized, or there is a threatened, commenced or finalized rezoning of the Real Property, Seller shall promptly notify Buyer, and Buyer may elect to terminate this Agreement prior to Closing, in which event the Deposit and all accrued interest thereon shall be returned forthwith to Buyer, Buyer and Seller shall be released from any further liability hereunder and this Agreement shall be null and void, except as otherwise provided herein. If Buyer does not elect to terminate this Agreement, this Agreement shall remain in full force and effect and at Closing Seller shall assign to Buyer all Seller’s right, title and interest in and to any dollars paid by the governmental authority (if any) in connection with the rezoning of the Real Property or historic designation.

11.                               Default by Buyer.  If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Closing, the Deposit and all accrued interest shall be paid to Seller.  Such payment of the Deposit and all accrued interest to Seller shall be deemed to be liquidated damages for Buyer’s default and the receipt of same shall be Seller’s exclusive and sole remedy; and Seller hereby waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted at law or in equity against Buyer.  The parties agree that it would be impracticable and extremely difficult to ascertain the actual damages suffered by Seller as a result of Buyer’s failure to complete the transactions contemplated pursuant to this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this Section represent a reasonable estimate of the damages which Seller will incur as a result of such failure.  The parties acknowledge that the payment of such liquidated damages is not intended as a forfeiture or penalty under any legal or equitable theory, but is intended to constitute liquidated damages to Seller.  The provisions of this Section 11 are not intended to, and in no way limit, Buyer’s indemnification obligations under this Agreement.

12.                               Default by Seller.  If Seller defaults in the performance of any obligation contained in this Agreement or, without the right to do so and in default of its obligations hereunder, fails to complete Closing,  Buyer shall have the right to terminate this Agreement, in which case, the Deposit and all accrued interest shall be returned to Buyer and Seller shall reimburse Buyer for all of Buyer’s reasonable costs incurred in connection with the transaction contemplated by this Agreement, up to a maximum amount of $75,000 in the aggregate.  Alternatively, Buyer may elect not to terminate this Agreement and seek specific performance of this Agreement.  Buyer must elect one of the two alternate remedies set forth above.  Seller waives the right to assert the defense of lack of mutuality in any action for specific performance instituted by Buyer.  The provisions of this Section 12 are not intended to, and in no way limit, Seller’s indemnification obligations under this Agreement.

13.                               Risk of Loss.  Seller shall bear the risk of all loss or damage to the Property from all causes until Closing.  Seller represents that the Company has, and will maintain pending Closing, a policy of fire and extended coverage insurance in at least the full amount of the replacement cost of all buildings and improvements located on the Property.  If at any time prior to Closing any material portion of the Property is destroyed or damaged as a result of fire or any other casualty whatsoever, and as a consequence of such material damage or destruction, any tenant of the Property has the right to terminate its Lease,  Seller shall promptly give written notice thereof to Buyer and Buyer shall have the right: (i) to terminate this Agreement by written notice to Seller, whereupon Escrow Agent shall return the Deposit (with any accrued interest) to Buyer, and thereafter this Agreement shall be void and neither party shall have any further rights or obligations hereunder except as otherwise provided herein; or (ii) to proceed with this Agreement and to notify Seller that, at Buyer’s sole option, Seller either shall:  (A) use any available insurance proceeds to restore the Property prior to Closing to its condition as of the Effective Date, and if there are any excess insurance proceeds after completion of such restoration(excluding any loss or rents or business interruption insurance proceeds payable to Seller for periods prior to Closing, being collectively referred to herein as “Seller Loss of Rents Coverage”), Seller shall promptly deposit same in escrow with Escrow Agent and such funds, together with any interest thereon, shall be disbursed to Buyer at Closing; or (B) in lieu of restoration, prior to Closing, clear the site of debris and deposit all remaining insurance proceeds except Seller Loss of Rents Coverage in escrow with Escrow Agent and such funds, together with interest thereon, shall be disbursed to Buyer at Closing.  All unpaid claims and rights in connection with any such losses except Seller’s Loss of Rents Coverage shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.  In the event Buyer elects to proceed under clause (ii)(A) or (ii)(B) above, Seller shall either expend the deductible amount provided for in such insurance coverage in making such restoration or clearing the Property, as the case may be, or give Buyer a credit therefore against the Purchase Price.

14.                               Brokerage.  Buyer represents and warrants to Seller, and Seller represents and warrants to Buyer, that, except for RealPlex LLC, the broker representing Seller in this transaction (“Seller Broker”), neither has dealt with any broker, agent, finder or other intermediary in connection with the transactions contemplated pursuant to this Agreement.  Buyer agrees to indemnify, defend and hold Seller harmless from and against the claims of any and all brokers or intermediaries claiming a commission through Buyer in connection with the transactions contemplated pursuant to this Agreement, and Seller agrees to indemnify, defend and hold Buyer harmless from and against the claims of any and all brokers or intermediaries claiming a commission through Seller in connection with the transactions contemplated pursuant to this Agreement, including Seller Broker.

15.                               Operation of the Property Prior to and After Closing.

(a)                                 Prior to closing, Seller shall cause the Company to operate, manage and maintain the Property in a reasonable, professional and prudent manner, and keep the same in good condition at all times.  Without expense to Buyer, Seller shall cause the Company to make all repairs and replacements (structural and non-structural, ordinary and extraordinary) so that the Property is maintained in its present condition, reasonable wear and tear excepted.  From and after Closing,  Buyer shall continue in full force and effect all Contract Rights in accordance with their current terms as of the Effective Date, except that the Property Management Agreement with Hplex Solutions attached hereto as Exhibit J, shall be executed and delivered by Buyer and Hplex Solutions for a term of five (5) years..

(b)                                 Prior to closing, upon reasonable notice to Seller and subject to the rights of tenants under Leases, Buyer, its accountants, architects, attorneys, engineers, contractors and other representatives shall be afforded access to:  (i)  the Property to inspect, measure, appraise, test and make surveys of the Property, including, but not limited to, all activities necessary to satisfy the contingencies set forth in this Section 15 and elsewhere in this Agreement; and (ii) all books, records and files relating to the Property.  Buyer shall have the right, at Buyer’s expense, to make copies of all such books and records, including, without limitation, all books and records relating to increases in real estate taxes, building and operations maintenance costs; provided, however, that Buyer shall return all copies of such books and records if Closing does not occur under this Agreement.  Buyer shall not interfere unreasonably with the operation of the Property and shall restore any area on the Property disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer.  Buyer agrees to indemnify and hold harmless Seller and its members, officers, agents, managers, employees, and tenants, (collectively, “Seller Parties”) from and against, and to reimburse Seller Parties with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Seller Parties by reason of or arising out access to the Property by Buyer, its agents, representatives, contractors and subcontractors for the purpose of making such investigations, inspections, tests, assessments, surveys and the like in accordance with this Agreement. The indemnity contained in this Section 15(b) shall survive any termination of this Agreement, any statement contained herein that this Agreement is void and of no further force or effect, and the Closing. In furtherance of such indemnity, connection with any access to the Property by Buyer, its agents, representatives, contractors and subcontractors, Buyer certifies to Seller that it will maintain liability insurance coverage in an amount not less than $5,000,000.

(c)                                  Seller shall cause the Company to comply with all of the obligations of landlord under the Leases and all other agreements and contractual arrangements affecting the Property by which the Company is bound.

(d)                                 Seller shall promptly notify Buyer of Seller’s or the Company’s receipt of any notice from any party alleging that the Company is in default of its obligations under any of the Leases or any permit or agreement affecting the Property, or any portion or portions thereof.

(e)                                  From and after the Effective Date, no contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller or the Company prior to Closing without charge, cost, penalty or premium.

(f)                                   Except with the prior written consent of Buyer, the Company shall not enter into any new leases for any portion of the Property.  Any new lease shall be on a form of lease supplied to Seller by Buyer.  In the event Buyer approves any new leases, Seller shall deliver to Buyer an Estoppel Certificate from the tenant(s) and guarantor(s) thereunder as required hereunder for the Leases and otherwise shall comply, as to such new leases and new guarantees, with the terms of this Agreement relating to the Leases and the Guarantees.  Further, except with the prior written consent of Buyer, the Company shall not amend, extend, terminate, accept surrender of, or permit any assignments or subleases of, any of the Leases nor accept any rental more than one (1) month in advance or accelerate the rent due to any tenant default under any of the Leases.

(g)                                  From the Effective Date until Closing, Seller shall cause the Company to maintain the Contract Rights, Records and Plans, Warranties, and Licenses and Permits in full force and effect as applicable and shall not terminate, modify or waive any provision thereof. The Company shall not enter into any new contracts or agreements relating to the Property without Buyer’s prior written consent.

16.                               Notice.  All notices, requests and other communications under this Agreement shall be in writing and shall be delivered: (i) in person; or (ii) by registered or certified mail, return receipt requested; or (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express); or (iv) by electronic transmission (so long as one of methods (i), (ii) or (iii) are simultaneously utilized) addressed as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

Cassady Gateway Partners, LLC

c/o Hplex Solutions

640A Enterprise Drive

Lewis Center, Ohio 43035

Attention: Denny Freudeman

Email: denny@hplex.com

with a copy to:

Kephart Fisher LLC

207 North Fourth Street

Columbus, Ohio 43215

Attention: David W. Fisher, Esq.

Email:  davidfisher@kephartfisher.com

If intended for Buyer:

DOC — 3100 Plaza Properties Boulevard MOB, LLC

c/o Physicians Realty L.P.

735 North Water Street, Suite 1000

Milwaukee, WI  53202

Attention:  John W. Sweet, Chief Investment Officer

Email:  jws@docreit.com

with a copy to:

Davis & Kuelthau, s.c.

111 East Kilbourn Avenue, Suite 1400

Milwaukee, Wisconsin  53202

Attention:  Bradley D. Page, Esq.

Email:  bpage@dkattorneys.com

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys.

17.                               Indemnities.

(a)                                 Seller agrees to indemnify and hold harmless Buyer and its officers, agents, employees, and tenants (“Buyer Parties”) from and against, and to reimburse Buyer Parties with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Buyer Parties by reason of or arising out of the ownership, operation, management and use of the Property prior to Closing, including, without limitation, any payment or nonpayment on account of the operating expenses for the Property by the tenants under any leases.

(b)                                 Buyer agrees to indemnify and hold harmless Seller Parties from and against, and to reimburse Seller Parties with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) asserted against or incurred by Seller Parties by reason of or arising out the ownership, operation, management and use of the Property after Closing.

18.                               Further Assurances.  After Closing, at Buyer’s sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Purchased Assets.

19.                               Tax Treatment of Transaction.   Seller and the Company have timely filed all tax returns in accordance with applicable laws (taking into account any valid extensions of time for filing), and each such tax return is accurate and complete in all material respects.  Seller and the Company have timely paid all taxes due with respect to the taxable periods covered by such tax returns and all other taxes arising in connection with or relating to the Property (whether or not shown on any tax return).  Neither Seller nor the Company have requested any extension of time within which to file any tax return which has not since been filed.  Seller and the Company do not and will not have additional liability for taxes with respect to any tax return which was required by applicable laws to be filed on or before the Closing Date.   There are no liens on any of the assets of Seller or the Company that arose in connection with any failure or alleged failure (whether or not in writing) to pay any tax.  All taxes arising in connection with or relating to the

Property that Seller or the Company is required by law to withhold or collect (including sales and use taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor or other person) have been duly withheld or collected and, to the extent required by applicable law, have been paid over to the proper taxing authority.  No tax audits or other tax proceedings are pending or being conducted, nor has Seller or the Company received any notice from any governmental authority that any such audit or other tax proceeding is pending, threatened or contemplated.  There is no claim or assessment pending, or threatened against Seller or the Company for any alleged deficiency in taxes.  Neither Seller nor the Company  have any tax liabilities (whether due or to become due) with respect to the Purchased Assets or the Property, the operations of Seller or the Company, or the assets of Seller or the Company, that will be required under local laws or otherwise to be assumed by Buyer.  Neither Seller nor the Company has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to any tax assessment or deficiency.  Neither Seller nor the Company is a party to, or bound by, any tax allocation or sharing agreement, tax indemnity obligation or similar contract or practice.  Neither Seller nor the Company has made any election to be excluded from the provisions of subchapter K of the Code or to be taxable as a corporation.  Neither Seller nor the Company has entered into any “reportable transaction” arising in connection with or relating to the Purchased Assets or the Property within the meaning of Section 6011 of the Code.

20.                               As-Is Condition.   BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER WILL HAVE, AS OF CLOSING, THOROUGHLY INSPECTED AND EXAMINED THE STATUS OF TITLE TO THE PROPERTY AND THE PHYSICAL CONDITION OF THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTY.  BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, BUYER IS RELYING SOLELY UPON THE INSPECTION, EXAMINATION, AND EVALUATION OF THE PHYSICAL CONDITION OF THE PROPERTY BY BUYER AND HAS NOT RELIED UPON ANY WRITTEN OR ORAL REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER, OR ANY MEMBER OF SELLER, OR ANY AFFILIATE, AGENT, EMPLOYEE, OR OTHER REPRESENTATIVE OF ANY OF THE FOREGOING OR BY ANY BROKER OR ANY OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT SELLER WITH RESPECT TO THE PROPERTY, THE CONDITION OF THE PROPERTY OR ANY OTHER MATTER AFFECTING OR RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY.  BUYER IS PURCHASING, AND AT CLOSING WILL ACCEPT, THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS, WARRANTIES AND/OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT SELLER HAS MADE NO AGREEMENT TO ALTER, REPAIR OR IMPROVE THE PROPERTY.

AS USED IN THE PRIOR PARAGRAPH, THE TERM “CONDITION OF THE PROPERTY” MEANS THE FOLLOWING MATTERS: (I) THE QUALITY, NATURE AND ADEQUACY OF THE PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE QUALITY OF THE DESIGN, LABOR AND MATERIALS USED TO

CONSTRUCT THE IMPROVEMENTS INCLUDED IN THE PROPERTY; THE CONDITION OF STRUCTURAL ELEMENTS, FOUNDATIONS, ROOFS, GLASS, MECHANICAL, PLUMBING, ELECTRICAL, HVAC, SEWAGE, AND UTILITY COMPONENTS AND SYSTEMS; THE CAPACITY OR AVAILABILITY OF SEWER, WATER, OR OTHER UTILITIES; THE GEOLOGY, FLORA, FAUNA, SOILS, SUBSURFACE CONDITIONS, GROUNDWATER, LANDSCAPING, AND IRRIGATION OF OR WITH RESPECT TO THE PROPERTY, THE LOCATION OF THE PROPERTY IN OR NEAR ANY SPECIAL TAXING DISTRICT, FLOOD HAZARD ZONE, WETLANDS AREA, PROTECTED HABITAT, GEOLOGICAL FAULT OR SUBSIDENCE ZONE, HAZARDOUS WASTE DISPOSAL OR CLEAN-UP SITE, OR OTHER SPECIAL AREA, THE EXISTENCE, LOCATION, OR CONDITION OF INGRESS, EGRESS, ACCESS, AND PARKING; THE CONDITION OF THE PERSONAL PROPERTY AND ANY FIXTURES; AND THE PRESENCE OF ANY ASBESTOS OR OTHER HAZARDOUS MATERIALS, DANGEROUS, OR TOXIC SUBSTANCE, MATERIAL OR WASTE IN, ON, UNDER OR ABOUT THE PROPERTY AND THE IMPROVEMENTS LOCATED THEREON; AND (III) THE COMPLIANCE OR NON-COMPLIANCE OF THE SELLER OR THE OPERATION OF THE PROPERTY OR ANY PART THEREOF IN ACCORDANCE WITH, AND THE CONTENTS OF, (A) ALL CODES, LAWS, ORDINANCES, REGULATIONS, AGREEMENTS, LICENSES, PERMITS, APPROVALS AND APPLICATIONS OF OR WITH ANY GOVERNMENTAL AUTHORITIES ASSERTING JURISDICTION OVER THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO ZONING, BUILDING, PUBLIC WORKS, PARKING, FIRE AND POLICE ACCESS, HANDICAP ACCESS, LIFE SAFETY, SUBDIVISION AND SUBDIVISION SALES, AND HAZARDOUS MATERIALS, DANGEROUS, AND TOXIC SUBSTANCES, MATERIALS, CONDITIONS OR WASTE, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE PROPERTY THAT WOULD CAUSE STATE OR FEDERAL AGENCIES TO ORDER A CLEAN UP OF THE PROPERTY UNDER ANY APPLICABLE LEGAL REQUIREMENTS AND (B) ALL AGREEMENTS, COVENANTS, CONDITIONS, RESTRICTIONS (PUBLIC OR PRIVATE), CONDOMINIUM PLANS, DEVELOPMENT AGREEMENTS, SITE PLANS, BUILDING PERMITS, BUILDING RULES, AND OTHER INSTRUMENTS AND DOCUMENTS GOVERNING OR AFFECTING THE USE, MANAGEMENT, AND OPERATION OF THE PROPERTY.

Buyer’s Initials:

Except as specifically set forth in this Agreement, Buyer acknowledges and agrees that it has not (and shall not) rely upon any statement and/or information from whomsoever made or given (including, but not limited to, any broker, attorney, agent, employee or other person representing or purporting to represent Seller) directly or indirectly, verbally or in writing, and Seller is not and shall not be liable or bound by any such statement and/or information.

Except as specifically set forth in this Agreement, Seller specifically disclaims any representation, warranty or guaranty with respect to the Property, express or implied, including, but not limited to, any representation or warranty as to the Property’s condition, fitness for a particular purpose, quality, freedom from defects or contamination (whether or not detectable by inspection), compliance with zoning or other legal requirements or as to the availability or existence of any utility or other governmental or private services or as to the amount of taxes assessed to the Property.

21.                               Miscellaneous.

(a)                                 All of the representations and warranties contained in this Agreement, all covenants, agreements and indemnities made herein, and all obligations to be performed under the provisions of this Agreement shall survive Closing for a period of twelve (12) months.

(b)                                 This Agreement shall be void and of no force or effect if not executed by Seller and delivered to Buyer or Buyer’s attorney within seven (7) business days after execution by Buyer and delivery to Seller.

(c)                                  The “captions” or “headings” in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(d)                                 Buyer shall have the right to assign this Agreement, and upon notice from Buyer, Seller agrees to convey the Purchased Assets directly to Buyer’s assignee provided that Buyer and/or assignee have fulfilled Buyer’s obligations under this Agreement; provided that any such assignee shall be an affiliate of and controlled by Buyer and the named Buyer herein prior to any such assignment shall remain fully liable for all obligations of Buyer hereunder.  Seller shall not assign this Agreement without the prior written consent of Buyer.  Any assignment of this Agreement by Buyer not permitted hereunder, and any assignment of this Agreement by Seller without Buyer’s prior written consent shall in each case be be null and void, and of no force or effect.

(e)                                  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

(f)                                   This Agreement, including the exhibits attached hereto, contains the entire agreement as to the Purchased Assets and the Property between Seller and Buyer, and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise, of any kind whatsoever concerning this sale and purchase.  This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(g)                                  This Agreement shall be construed in accordance with the internal laws of the State of Ohio, without giving effect to its conflicts of laws provisions.

(h)                                 All parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.  It is the intent of Buyer and Seller that this Agreement be binding on both parties and not illusory. Thus, wherever this Agreement grants Buyer or Seller discretion, which might otherwise make this Agreement illusory, the party exercising its discretion must act reasonably according to commercial standards.

(i)                                     Subject to any tenants’ rights to the Property, Seller shall deliver occupancy of the Property to Buyer at Closing.

(j)                                    Time is of the essence of this Agreement and Buyer and Seller hereby agree that the times provided for in this Agreement are reasonable times for each party to complete its respective obligations. If any of the times provided for in this Agreement fall on a Saturday, Sunday or legal holiday, said times shall automatically extend to the next full business day.

(k)                                 This Agreement may be executed or amended in counterparts, all of which taken together shall constitute one and the same instrument.

(l)                                     If any of the terms or conditions contained herein shall be declared to be invalid or unenforceable by a court of competent jurisdiction, then the remaining provisions and conditions of this Agreement, or the application of such to persons or circumstances other than those to which it is declared invalid or unenforceable, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the full extent permitted by law.

(m)                             After the Closing, at the request of Buyer and at Buyer’s expense, Seller shall make available to Buyer the historical financial information in Seller’s possession regarding the operation of the Property to the extent required by Buyer in order to prepare stand-alone audited financial statements for such operations in accordance with generally accepted accounting principles, and to cooperate (at Buyer’s expense) with Buyer and any auditor engaged by Buyer for such purpose.

22.                               Disclosure.  No party may make public disclosure with respect to this transaction before the Closing except:

(a)                                 As may be required by law, including without limitation disclosure required under securities laws, or by the Securities and Exchange Commission, or by the rules of any stock exchange;

(b)                                 To such title insurance companies, lenders, attorneys, accountants, partners, directors, officers, employees and representatives of any party or of such party’s advisors who need to know such information for the purpose of evaluating and consummating the transaction, including the financing of the transaction; and

(c)                                  To present or prospective sources of financing.

23.                               Cooperation with S-X 3-14 Audit.   Seller acknowledges that it is Buyer’s intention that the ultimate Buyer of the Purchased Assets will be affiliated with a publicly registered company (“Registered Company”).  Seller acknowledges that it has been advised that if such Buyer is affiliated with a Registered Company, such Registered Company may be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that may include financial statements for the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property.  To assist Buyer and Registered Company in preparing the SEC Filings, Seller covenants and agrees no later than thirty (30) days after the Closing Date, Seller shall provide Buyer and the Registered Company with the following information pertaining to the Property (to the extent such items are not duplicative of items contained in the Disclosure Materials): (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and

Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoice for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations; (viii) check register for the 3-months following the Audited Year and Stub Period; (ix) all leases and 5-year lease schedules; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over 30 days past due as of the end of the Audited Year and Stub Period; and (xii) any additional information required by the SEC Filings and requested by the Buyer.  In addition, no later than thirty (30) days after the Closing Date, Seller shall provide to Buyer: (1) signed representation letter in the form attached hereto as Exhibit G; (2) a signed audit request letter in the form attached hereto as Exhibit H; and (3) a signed audit response letter from Seller’s attorney in the form attached hereto as Exhibit I.

24.                               Execution.     This Agreement may be executed and delivered electronically by facsimile or pdf attachment to an email with the same force and effect as if an original executed counterpart had been executed and delivered.

[Signatures located on following page.]

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement of Sale and Purchase to be duly executed, under seal, as of the date first set forth above.

SELLER:

CASSADY GATEWAY PARTNERS, LLC
an Ohio limited liability company

By:	Hplex II LLC,
an Ohio limited liability company and its Managing Member

	By:	/s/ Dennis J. Freudman
Dennis J. Freudman,
its Managing Member

BUYER:

DOC — 3100 PLAZA PROPERTIES BOULEVARD MOB, LLC

By:	Physicians Realty L.P., its Manager

	By:	Physicians Realty Trust, its General Partner

		By:	/s/ John W. Sweet
		Print Name:	John W. Sweet
		Its:	EVP & Chief Investment Officer